UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2023

AEGLEA BIOTHERAPEUTICS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37722	46-4312787
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

221 Crescent Street, Building 23, Suite 105
Waltham, Massachusetts	02453
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (617) 651-5940

221 Crescent Street, Building 17, Suite 102B

Waltham, Massachusetts

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	AGLE	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Officer Transition

On August 30, 2023, the Board of Directors (the “Board”) of Aeglea BioTherapeutics, Inc. (the “Company”) appointed Scott Burrows to succeed Jonathan Alspaugh as the Company’s Chief Financial Officer effective September 1, 2023 (the “Effective Date”). Mr. Burrows will also succeed Mr. Alspaugh as the principal financial officer and principal accounting officer of the Company on the Effective Date.

Prior to becoming Chief Financial Officer, Mr. Burrows most recently served as the Chief Financial Officer of Arcutis Biotherapeutics, Inc. (“Arcutis”) (Nasdaq: ARQT), where he led Arcutis through a successful initial public offering, managed the company’s financial health and supported the U.S. Food and Drug Administration approval for ZORYVE® (roflumilast) for plaque psoriasis. Prior to Arcutis, Mr. Burrows was the head of international investor relations for Shire, plc where he played a key role in Takeda’s acquisition of the company. Earlier in his career, he spent 15 years at Amgen, Inc. in roles of increasing responsibility across capital finances, financial planning and analysis, treasury, commercialization strategy and investor relations. Mr. Burrows began his career at Arthur Andersen as a consultant after earning his B.A. and M.B.A. from the University of California, Los Angeles.

Mr. Burrows does not have any family relationship with any of the executive officers or directors of the Company. There are no arrangements or understandings between Mr. Burrows and any other person pursuant to which he was appointed as an officer of the Company.

In connection with his appointment as Chief Financial Officer, Mr. Burrows entered into an offer letter agreement (the “CFO Offer Letter”) with the Company. Pursuant to the terms of the CFO Offer Letter, Mr. Burrows will receive: (i) an annual base salary of $455,000, (ii) a target annual bonus of 40% of his base salary, (iii) a sign-on bonus of $115,000, which is subject to repayment in the event of a termination for cause or resignation without good reason prior to the first anniversary of the Effective Date, (iv) stock options to purchase up to 10,121,441 shares of common stock of the Company, granted as an inducement award in accordance with Nasdaq Listing Rule 5635(c)(4), which vest as to 25% on the first anniversary of the Effective Date and in 36 equal monthly installments thereafter, and (v) 3,373,814 restricted stock units, granted as an inducement award in accordance with Nasdaq Listing Rule 5635(c)(4), which vest in equal annual installments on the first four anniversaries of the Effective Date.

In the event Mr. Burrows’ employment is terminated by the Company without cause or he resigns for good reason (collectively, an “Involuntary Termination”), Mr. Burrows will, subject to the execution of a release in favor of the Company, receive: (i) severance payments equal to 12 months of base salary and any earned but unpaid annual bonus for the preceding year, (ii) up to 12 months of partially subsidized COBRA coverage, and (iii) accelerated vesting of any time-based equity awards scheduled to vest in the 12 months following such termination. However, if the Involuntary Termination is within three months before or 12 months after a change in control of the Company, Mr. Burrows will instead receive: (A) severance payments equal to 18 months of base salary, any earned but unpaid annual bonus for the preceding year, and the target annual bonus for the year of termination, (B) up to 18 months of fully subsidized COBRA continuation coverage, and (C) full acceleration of all equity awards.

The foregoing description of the CFO Offer Letter is not complete and is qualified in its entirety by reference to the CFO Offer Letter, which is filed herewith as Exhibit 10.1 and incorporated by reference herein.

Item 8.01	Other Events.

On September 5, 2023, the Company issued a press release announcing the appointments of Mr. Burrows as Chief Financial Officer and Heidy Abreu King-Jones as Chief Legal Officer and Corporate Secretary and the expected transition of Mr. Alspaugh, the Company’s former Chief Financial Officer, into a strategic advisory consulting role at the Company. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Offer Letter by and between the Company and Scott Burrows, dated as of August 10, 2023.

99.1	Press Release, dated September 5, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aeglea BioTherapeutics, Inc.

Date: September 5, 2023	By:	/s/ Cameron Turtle
Cameron Turtle
Chief Operating Officer